Exhibit 4.20

CERTAIN CONFIDENTIAL INFORMATION IN THIS EXHIBIT WAS OMITTED BY MEANS OF MARKING SUCH INFORMATION WITH BRACKETS (“[***]”) BECAUSE THE IDENTIFIED CONFIDENTIAL INFORMATION IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

LICENSE AGREEMENT

BY AND BETWEEN

EVOTEC

and

KAZIA

This LICENSE AGREEMENT (this “Agreement”) is entered into by and between Kazia Therapeutics Limited (ACN 063 259 754), a company existing under the laws of Australia, having a place of business at Three International Towers, L24, 300 Barangaroo Avenue, Sydney, NSW 2000, Australia (“Kazia”), and Evotec (France) SAS, a company existing under the laws of France, having a place of business at 195 Route d’Espagne, 31036 Toulouse, France (“Evotec”). Each of Evotec and Kazia is sometimes referred to individually herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Evotec and/or its Affiliates have developed and/or in-licensed under a license agreement between Evotec and Sanofi dated 30th July 2015 (“Sanofi License”) certain technology, patent rights and proprietary materials related to EVT-801, a pre-clinical-stage, small molecule, orally available inhibitor of VEGFR3 for treating, preventing or delaying onset or progression of diseases in humans or as biomarkers or stratification makers; and

WHEREAS, Kazia desires to obtain from Evotec, and Evotec is willing to grant to Kazia exclusive rights to, and associated intellectual property in such molecule.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the Parties hereto, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS

Whenever used in this Agreement with an initial capital letter, the terms defined in this Article 1 shall have the meanings specified herein and therein.

1.1    “Adverse Event” means any untoward medical occurrence in a Clinical Trial subject or patient who is administered a Product, whether or not considered related to such Product, including any undesirable sign (including abnormal laboratory findings of clinical concern), symptom or disease associated with the use of such Product.

1.2    “Affiliate” means, with respect to any Party, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Party. For purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under the common control”) means (a) ownership of more than fifty percent (50%) of the shares of stock entitled to vote for the election of directors in the case of a corporation, or more than fifty percent (50%) of the equity interests in the case of any other type of legal entity, or, with respect to either of the foregoing, such lesser maximum percentage permitted in those jurisdictions where majority ownership by foreign entities is prohibited, (b) status as a general partner in any partnership, or (c) any other arrangement whereby a Person controls or has the right to control the board of directors of a corporation or equivalent governing body of an entity other than a corporation.

1.3    “Annual Net Sales” means, with respect to any Calendar Year, the aggregate amount of the Net Sales of Product sold in the Territory in such Calendar Year.

1.4    “Applicable Laws” means any national, federal, state or local laws, treaties, statutes, ordinances, rules and regulations, including any rules, regulations, guidance, guidelines or requirements of any Regulatory Authority having the binding effect of law, or of any national securities exchange or securities listing organization on which a Party’s or its Affiliates’ stock is publicly traded, or other government authority (other than a Regulatory Authority), legislative body or commission that are in effect from time to time during the Term and applicable to a particular activity under this Agreement.

1.5    “Business Day” means any day other than a Saturday, Sunday or public holiday in Germany and Australia.

1.6    “Calendar Quarter” means the period beginning on the Effective Date and ending on the last day of the calendar quarter in which the Effective Date falls, and thereafter each successive period of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31; provided that the final Calendar Quarter shall end on the last day of the Term.

1.7    “Calendar Year” means the period beginning on the Effective Date and ending on December 31 of the calendar year in which the Effective Date falls, and thereafter each successive period of twelve (12) months commencing on January 1 and ending on December 31; provided that the final Calendar Year shall end on the last day of the Term.

1.8    “Challenge” means any challenge to the validity or enforceability of any of the Licensed Patent Rights, including without limitation by (a) filing a declaratory judgment action, any claim, demand, action or cause of action for declaratory relief, damages or any other remedy or for an enjoinment, injunction or any other equitable remedy in which any of the Licensed Patent Rights is alleged to be invalid, not infringed or unenforceable, (b) citing prior art pursuant to 35 U.S.C. §301 or third party submission pursuant to 35 U.S.C. §122, filing third party observations in any of the Licensed Patent Rights, or (c) filing any interference, derivation proceeding, reexamination, inter partes review, opposition, cancellation, nullity or similar proceedings against or based on any of the Licensed Patent Rights in any country.

1.9    “Clinical Trial” means, collectively, any Phase 1 Clinical Trial, Phase 2 Clinical Trial or Phase 3 Clinical Trial, as applicable, conducted by or on behalf of a Party.

1.10    “Combination Product” means a single Product that includes, in combination with a Licensed Product, one or more therapeutically-active ingredients other than the Licensed Product that are sold in a single package or as a unit at a single price either as a fixed dosage form or as separate dosage forms.

1.11    “Commercialization” or “Commercialize” means any and all activities directed to the offering for sale and sale of a Product after Marketing Authorization has been received with respect to that Product, including (a) activities directed to marketing, promoting, detailing, distributing, importing, selling and offering to sell that Product, (b) conducting approved investigator-initiated Clinical Trials and/or any other Clinical Trials with respect to that Product with respect to which Marketing Authorization has been received or for a use that is subject of an investigator-initiated Clinical Trial, (c) interacting with Regulatory Authorities regarding the above, (d) seeking pricing approvals and reimbursement approvals (as applicable) for that Product in the Territory, and (e) undertaking health economics studies and other activities designed in order to achieve favorable pricing approvals and reimbursement approvals for that Product in the Territory. When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization and “Commercialized” has a corresponding meaning.

1.12    “Commercially Reasonable Efforts” means, with respect to the Research, Development, Manufacture or Commercialization of any Licensed Product, as applicable, the efforts and resources that are consistent with those used by a Party in the research, development, manufacture or commercialization of compounds and products of comparable market potential as such Licensed Product, taking into account all relevant factors including, as applicable, the stage of development, efficacy and safety relative to competitive products in the marketplace, actual or anticipated Regulatory Authority approved labeling, the nature and extent of market exclusivity (including patent coverage and regulatory exclusivity), the cost and likelihood of obtaining Marketing Authorization, and actual or projected profitability. For purposes of clarity, Commercially Reasonable Efforts is determined on a market-by-market basis for each Licensed Product or particular Product, and it is anticipated that the level of effort may be different for different markets and may change over time, reflecting changes in the status of each Licensed Product or Product and the market(s) involved.

1.13    “Confidential Information” means (a) the terms of this Agreement and its subject matter, (b) all Licensed Technology, and (c) all information, Technology and Proprietary Materials belong to or relating to a Party, whether oral, graphic, electronic, written or in any other form, that is or should reasonably be regarded as confidential to the Party to whom it belongs or relates and that is disclosed or provided by or on behalf of a Disclosing Party to a Receiving Party.

1.14    “Control” or “Controlled” means (a) with respect to Technology or Patent Rights, the possession by a Party of the right to grant a license, sublicense, access or other right to such Technology or Patent Rights as provided herein, and (b) with respect to Proprietary Materials, the possession by a Party of the right to supply, or grant access or another right to, such Proprietary Materials to the other Party as provided herein.

1.15    “Cover” or “Covered” or “Covering” means, with respect to any Patent Rights, Licensed Product or Product, that the use, import, manufacture or sale of such Licensed Product or Product in a particular country by an unlicensed Third Party would infringe a Valid Claim within such Patent Rights.

1.16    “CTA” means (a) a Clinical Trial application or any successor application or procedure required to initiate clinical testing of a Product in humans in the Territory in accordance with Applicable Laws, and (b) all supplements and amendments to any of the foregoing.

1.17    “Development” or “Develop” means, with respect to a Licensed Product or Product, (a) all non-clinical and clinical drug development activities that are undertaken after the Initiation of the first GLP-toxicology study for such Licensed Product in order to file and maintain a Regulatory Filing or obtain Marketing Authorization for such Licensed Product or Product in the Territory up to the date of receipt of Marketing Authorization with respect to that Licensed Product or Product, including toxicology and pharmacology testing, the conduct of chemistry manufacturing and controls, test method development and stability testing, process development (including the manufacture of validation and engineering batches), formulation development, delivery system development, quality assurance and quality control development, statistical analysis and report writing; the conduct of Clinical Trials; preparing and filing and all regulatory affairs related to the foregoing, and (b) the conduct of manufacturing development activities. When used as a verb, “Developing” means to engage in Development and “Developed” has a corresponding meaning.

1.18    “Disclosing Party” means a Party to whom information belongs or relates.

1.19    “Distributor” means any Person that purchases any Product from Kazia or any of Kazia’s Affiliates or Sublicensees for the purpose of reselling that Product to end users in the Territory (including any wholesalers, pharmacists or hospitals).

1.20    “DMF” means a Drug Master File maintained with a Regulatory Authority in any country within the Territory.

1.21    “Effective Date” means the date of last signature under this Agreement.

1.22    “EMA” means the European Medicines Agency or any successor agency or authority thereto.

1.23    “FDA” means the United States Food and Drug Administration, or any successor agency or authority thereto.

1.24    “FDCA” means the United States Federal Food, Drug, and Cosmetic Act, as amended.

1.25    “Field” means all therapeutic, prophylactic and diagnostic uses in humans.

1.26    “First Commercial Sale” means, with respect to any Product in any country in the Territory, the first sale, transfer or disposition for value of that Product in that country after Marketing Authorization for the Product has been received in that country; provided that the following shall not constitute a First Commercial Sale: (a) any sale by Kazia to an Affiliate, Sublicensee or Distributor (unless the Affiliate, Sublicensee or Distributor is the last entity in the distribution chain of the Product), (b) any use of a Product in Clinical Trials, pre-clinical studies or other Research or Development activities, or (c) the disposal or transfer of Products for a bona fide charitable purpose, including compassionate use and/or “named patient sales”.

1.27    “Force Majeure” means any occurrence beyond the reasonable control of a Party that (a) prevents or substantially interferes with the performance by such Party of any of its obligations hereunder, and (b) occurs by reason of any act of God, flood, fire, explosion, earthquake, strike, lockout, labor dispute, casualty or accident, or war, revolution, civil commotion, epidemic, pandemic, act of terrorism, blockage or embargo, or any injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government or of any subdivision, authority or representative of any such government.

1.28    “GLP” means the then-current Good Laboratory Practice Standards promulgated or endorsed by the FDA or in the case of any other country in the Territory, comparable regulatory standards promulgated or endorsed by that country, including those procedures expressed in or contemplated by any Regulatory Filings.

1.29    “GMP” means the then-current Good Manufacturing Practices that apply to the Manufacture (including clinical or commercial supply ) of each Licensed Product, including where applicable the United States regulations set forth under Title 21 of the United States Code of Federal Regulations, parts 210 and 211, as may be amended from time-to-time, as well as all applicable guidance published from time-to-time by the FDA and the ICH Guidelines ICHQ7A Good Manufacturing Practice Guidance for the principles and guidelines of Good Manufacturing Practices for Medicinal Products as defined with EC Directive 2003/94/EC and associated EC Guide to Good Manufacturing Practice.

1.30    “GCP” means the then-current good clinical practice applicable to the clinical Development of any Licensed Product or Product under Applicable Laws, including as applicable the ICH guidelines and U.S. Good Clinical Practice.

1.31    “Hatch-Waxman Act” means the Drug Price Competition and Patent Term Restoration Act of 1984, as amended.

1.32    “ICH” means the International Council for Harmonisation of Technical Requirements for Pharmaceuticals for Human Use.

1.33    “Improvement” means any improvement, enhancement, modification, adaptation, extension, development, mutation, application of and all other technical advances made by or on behalf of a Person, whether or not protected by statute.

1.34    “IND” means (a) an investigational new drug application as defined in the FDCA and regulations promulgated thereunder or any successor application or procedure required to initiate clinical testing of a Licensed Product or Product in humans in the United States; (b) a foreign equivalent of an investigational new drug application that is required in any other country or region in the Territory before beginning clinical testing of a Licensed Product or Product in humans in such country or region; and (c) all supplements and amendments to any of the foregoing.

1.35    “Indirect Taxes” means VAT, sales taxes, consumption taxes and other similar taxes required by law to be disclosed on an invoice.

1.36    “Initiation” means (a) with respect to a study, the commencement of such study, or (b) with respect to a Clinical Trial, the date on which the first subject or patient is dosed in such Clinical Trial.

1.37    “Knowledge” means, with respect to a Party, the actual knowledge of the officers of such Party.

1.38    “Licensed Patent Rights” means the Patent Rights listed on Exhibit A attached hereto.

1.39    “Licensed Product” means EVT-801 a pre-clinical-stage, small molecule, orally available inhibitor of VEGFR3 as set out in Exhibit C.

1.40    “Licensed Technology” means (a) Technology Controlled or in-licensed by Evotec or its Affiliates at the Effective Date which is reasonably required by Kazia for the Research, Development, Manufacture or Commercialization of the Licensed Product or Products as listed on Exhibit A, and (b) pursuant to Section 9.4, any Improvements thereof.

1.41    “MAA” means any application for Regulatory Approval submitted to the EMA pursuant to the centralized approval procedure to obtain European Commission approval for the marketing of a Product in the European Union, or any successor application or procedure required to sell a Product in the European Union.

1.42    “Manufacture” or “Manufacturing” or “Manufactured” means all activities related to the production of any clinical or commercial quantities of Licensed Product or Product, including, the manufacture, receipt, inspection, storage and handling of materials, and the manufacture, processing, purification, packaging, labeling, warehousing, quality control testing (including in-process release and stability testing), shipping and release of each such Licensed Product or Product.

1.43    “Marketing Authorization” means, with respect to any Product, the Regulatory Approval required by Applicable Laws to Commercialize such Product for use in a country or region in the Territory. For purposes of clarity (a) “Marketing Authorization” in the United States means final approval of an NDA or biological license application permitting marketing of such Product in interstate commerce in the United States, and (b) “Marketing Authorization” in the European Union means marketing authorization for such Product granted either by a Regulatory Authority in any European Country or by the EMA pursuant to Council Directive 2001/83/EC, as amended, or Council Regulation 2309/93/EEC, as amended.

1.44    “NDA” means a New Drug Application, as defined in the FDCA and regulations promulgated thereunder, or any successor application or procedure required to sell a Licensed Product or Product in the United States.

1.45    “Net Sales” means the gross invoiced amount on sales of the Products by or on behalf of Kazia and its Affiliates and Sublicensees to Third Parties after deduction of the following amounts, to the extent taken (a) normal and customary trade, quantity or prompt settlement discounts (including chargebacks and allowances) actually allowed, (b) amounts repaid or credited by reason of rejection, returns or recalls of goods, rebates or bona fide price reductions determined by Kazia or its Affiliates in good faith, (c) rebates and similar payments made with respect to sales paid for by any Regulatory Authority such as, by way of illustration and not in limitation of the Parties’ rights hereunder, Federal or state Medicaid, Medicare or similar state program in the United States or equivalent governmental program in any other country; (d) excise taxes, Indirect Taxes, customs duties, customs levies and import fees imposed on the sale, importation, use or distribution of the Products; for clarity, the portion of any annual fee on prescription drug manufacturers imposed by the United States Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (as amended) or other similar governmental fee based on revenues from pharmaceutical products that may be allocated by Kazia, its Affiliates or its Sublicensees to sales of the Products shall not be considered for the purpose of this definition of Net Sales; (e) reasonable charges for insurance, freight, transportation costs directly related to the delivery of the Product; (f) any other similar and customary deductions that are consistent with international financial reporting standards, or other applicable accounting standards. Net Sales shall be calculated using Kazia’s internal audited systems used to report such sales as adjusted for any of items (a) to (f) above not taken into account in such systems. Deductions pursuant to subsection (d) above are taken in the Calendar Quarter in which such sales are no longer recorded as a receivable.

Net Sales for a Combination Product shall be calculated by multiplying the actual Net Sales of such Combination Product in any country by the fraction A/(A+B), where A is the average gross invoice price in such country of a Product, containing the same amount of Licensed Product as the sole active ingredient as the Combination Product in question (a “Comparable Product”), if sold separately, and B is the average gross invoice price in the given country of the ready for sale form of a product containing the same amount of the other therapeutically active ingredient(s) in the Combination Product that are not Licensed Products (the “Other Ingredients”), if sold separately. If, on a country-by-country basis, the Other Ingredients are not sold separately in a country, Net Sales in such country for the purpose of determining royalties of the Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product in such country by the fraction A/C where A is the average gross invoice price in such country of a Comparable Product, if sold separately, and C is the average gross invoice price of the Combination Product in such country. If, on a country-by-country basis, a Comparable Product is not sold separately, Net Sales in such country for the purpose of determining royalties of the Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction (C-B)/C, where B is the average gross invoice price in such country of the Other Ingredients and C is the average gross invoice price in such country of the Combination Product. For the purpose of the above, the average gross invoice price for a Comparable Product and for each Other Ingredient shall be for a quantity comparable to that used in the Combination Product in question and of the same class, purity and potency. If, on a country-by-country basis, neither a Comparable Product nor the Other Ingredients are sold separately in a country, Net Sales in such country for the purposes of determining royalties of such Combination Product shall be determined based on the ratio of the cost of the Licensed Product in the Combination Product to the sum of the cost of the Licensed Product in the Combination Product and the cost of the Other Ingredients in the Combination Product.

1.46    “Patent Costs” means the reasonable external costs and expenses incurred by Evotec(including reasonable attorneys’ fees) in preparing, filing, prosecuting or maintaining any Licensed Patents Rights in accordance with this Agreement. The Parties acknowledge that such costs may include reasonable pass through costs incurred by Sanofi in it preparing, filing, prosecuting or maintaining any Licensed Patents.

1.47    “Patent Rights” means the rights and interests in and to issued patents and pending patent applications (which, for purposes of this Agreement, include certificates of invention, applications for certificates of invention and priority rights) in any country or region, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, all letters patent granted thereon, and all reissues, re-examinations, utility models, supplementary protection certificates, and extensions thereof, and all foreign counterparts of any of the foregoing.

1.48    “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision, department or agency of a government.

1.49    “Phase 1 Clinical Trial” means a human clinical trial for a Product in any country that would satisfy the requirements of 21 CFR 312.21(a), or its successor regulation, or the equivalent in any foreign country.

1.50    “Phase 2 Clinical Trial” means a human clinical trial conducted in any country that would satisfy the requirements of 21 CFR 312.21(b) or its successor regulation, or the equivalent in any foreign country and is intended to explore the safe and effective dose range for the proposed therapeutic indication of Product and other characteristics of safety and efficacy, for any Product in a patient population.

1.51    “Phase 3 Clinical Trial” means a clinical trial in any country in an extended human patient population designed to obtain data determining efficacy and safety of any Product to support Regulatory Approvals in a therapeutic indication, as more fully defined in 21 CFR 312.21(c), or its successor regulation, or the equivalent in any foreign country.

1.52    “Product” means any pharmaceutical or medicinal item, substance, formulation or dosage that comprises a Licensed Product as the active pharmaceutical ingredient. “Product” includes Combination Products.

1.53    “Proprietary Materials” means any tangible chemical, biological or physical materials that are Controlled by one Party and (a) are furnished by or on behalf of such Party to the other Party in connection with this Agreement, whether or not specifically designated as proprietary by the Party transferring that material, or (b) are otherwise conceived or reduced to practice by or on behalf of such Party in connection with the Research, Development, Manufacture or Commercialization of Products.

1.54    ”Receiving Party” means a Party to whom information is disclosed or who possesses or otherwise acquires information belonging or relating to a Disclosing Party.

1.55    “Regulatory Approval” means, with respect to any country or region in the Territory, any approval, product and establishment license, registration or authorization of any Regulatory Authority required for the Manufacture, use, storage, importation, exportation, transport or distribution of a Licensed Product or Product for use in such country or region.

1.56    “Regulatory Authority” means any national, international, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity with authority over the distribution, importation, exportation, Manufacture, production, use, storage, transport, clinical testing, pricing or sale of a Product in the Territory, including the FDA and the EMA.

1.57    “Regulatory Documentation” means any Regulatory Filings, submission, communications, correspondence, registrations and other filings made to, received from or otherwise conducted with a Regulatory Authority.

1.58    “Regulatory Filing” means, collectively (a) any IND, CTA, MAA, establishment license application, DMF, application for designation as an “Orphan Product” under the Orphan Drug Act, for “Fast Track” status under Section 506 of the FDCA (21 U.S.C. § 356) or for a Special Protocol Assessment under Section 505(b)(4)(B) and (C) of the FDCA (21 U.S.C. § 355(b)(4)(B)) and all other similar filings (including counterparts of any of the foregoing in any country or region in the Territory), (b) all supplements and amendments to any of the foregoing; and (c) all data and other information contained in, and correspondence relating to, any of the foregoing.

1.59    “Research” means, with respect to each Licensed Product, all research and non-clinical drug development activities that are undertaken with respect to such Licensed Product prior to Initiation of the first GLP-toxicology study conducted for such Licensed Product.

1.60    “Royalty Term” means, with respect to each Product in each country of the Territory, the period beginning on the date of First Commercial Sale of such Product in such country [***]

1.61    “Second Indication” means a claim the subject of a Regulatory Approval received for a Product that is subsequent to the initial Regulatory Approval received for that Product, which claim is for a disease, disorder or medical condition which the Product can be used to diagnose, treat or prevent that is separate and distinct from the disease, disorder or medical condition listed in the initial Regulatory Approval for the Product.

1.62    “Sublicensee” means a Person, other than an Affiliate of Kazia, who is granted a sublicense in accordance with the provisions of this Agreement. For clarity, any Person to which a Sublicensee grants a further sublicense shall also be a Sublicensee.

1.63    “Tax” means any form of tax or taxation, levy, duty, charge, contribution, or withholding of whatever nature (including any related fine, penalty, surcharge or interest) imposed by, or payable to, a Tax authority.

1.64    “Technology” means, collectively, inventions, discoveries, improvements, trade secrets and proprietary methods, whether or not patentable, including: (a) methods of Manufacture or use of, and structural and functional information pertaining to, chemical compounds; and (b) compositions of matter, data, formulations, processes, techniques, know-how and results (including any negative results).

1.65    “Territory” means any country or territory in the world.

1.66    “Third Party” means a Person other than Kazia and Evotec and their respective Affiliates.

1.67    “Valid Claim” means any claim of a pending patent application to the extent such claim continues to be prosecuted in good faith or an issued unexpired patent that (a) has not been finally cancelled, withdrawn, abandoned or rejected by any administrative agency or other body of competent jurisdiction, (b) has not been permanently revoked, held invalid, or declared unpatentable or unenforceable in a decision of a court or other body of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal, (c) has not been rendered unenforceable through terminal disclaimer or otherwise, and (d) is not lost through an interference proceeding that is unappealable or unappealed within the time allowed for appeal.

1.68    Additional Definitions. In addition, each of the following definitions have the respective meanings set forth in the section of this Agreement indicated below:

Definition	Section
Agreement	Preamble
Claims	13.1.
Comparable Product	1.45
Diligence Failure Notice	5.4
Disclosing Party	1.18
Evotec	Preamble
Evotec Diligence Failure	5.5
Evotec Indemnitees	13.1
Generic Entry	6.3.3
Generic Product	6.3.3
Indemnified Party	13.3
Indemnifying Party	13.3
Infringement	10.2.1(a)(i)
Infringement Notice	10.2.1(a)(i)
Infringement Response	10.2.1(a)(ii)
Kazia	Preamble
Kazia Diligence Failure	5.4
Kazia Indemnitees	13.2

Definition	Section
Losses	13.1
Other Ingredients	1.45
Patent Coordinator	9.3
Party/Parties	Preamble
Payments	6.3.8
Receiving Party	1.54
Recovery	10.2.1(d)
Sanofi License	Recitals
Supply Agreement	3.3
Term	11.1
Third Party License	6.3.2
Upfront Payment	6.1

1.69    List of Exhibits.

Exhibit A                    Licensed Patent Rights and Licensed Technology (As of the Effective Date)

Exhibit B                    List of Countries for Patent Filing

Exhibit C                    Structure of EVT-801

Exhibit D                    Quote from Third Party provider for delivery of Licensed Product

2. RESEARCH	AND DEVELOPMENT

2.1    Objectives. The objective of conducting the Research and Development activities with respect to the Licensed Product under this Agreement is to progress Licensed Products and Commercialize Products.

2.2    Kazia Responsibilities. During Term, Kazia shall use Commercially Reasonable Efforts to conduct Research and Development activities, at its own cost and expense, in order to Commercialize Products. [***].

2.3    Evotec Responsibilities. Within sixty (60) days of the Effective Date, Evotec must provide to Kazia all Licensed Technology that exists on the Effective Date as set out at Exhibit A, including by (a) providing to Kazia all tangible Licensed Technology and, to the extent possible, copies of documents describing the intangible Licensed Technology, and (b) otherwise providing Kazia with access to intangible Licensed Technology. Upon Kazia’s reasonable request, for a period of one hundred and twenty (120) days of the Effective Date, Evotec shall also provide Kazia with reasonable technical assistance in connection with the Licensed Technology provided under this Section 2.3, including reasonable access to Evotec’s available technical personnel involved in the Research and Development of the Licensed Product and Products at no additional cost to Kazia.

2.4    Compliance. Kazia shall perform Research and Development activities for which it is responsible under this Agreement in compliance with all Applicable Laws. In conducting Research and Development activities, Kazia shall comply, as applicable, with GLPs, GMPs or GCPs (or, if and as appropriate under the circumstances, ICH guidance or other applicable comparable regulation or guidance of any Regulatory Authority in any country or region in the Territory).

2.5    Records; Reports. During the Term, Kazia shall maintain complete and accurate records of its Research and Development activities conducted in relation to the Licensed Product and any Products. Such records shall be kept in sufficient detail and in a manner that reflects all work done and results achieved. Kazia shall inform Evotec in writing of the progress of its Research and Development activities not less than once each Calendar Year by 31 October.

3. MANUFACTURING	RIGHT

3.1    Kazia Manufacturing Rights. Kazia shall have the sole right and responsibility, at its sole cost and expense, to Manufacture and supply and/or obtain from Third Parties such quantities of each Licensed Product and Product as may be required by Kazia, including for all Clinical Trials.

3.2    Assignment of Licensed Product. Evotec herewith assigns to Kazia and Kazia herewith accepts such assignment of Evotec’s inventory of Licensed Products existing as of the Effective Date.

3.3    Supply Arrangement. Kazia and Evotec will separately and in good faith discuss a potential supply agreement in which Evotec shall continue to manufacture Licensed Product on Kazia’s behalf on commercial terms (“Supply Agreement”). If the Parties enter into a Supply Agreement, Kazia shall consider Evotec as a preferred supplier for any Manufacturing of the Licensed Product and/or supply services of the Licensed Product that are outsourced by Kazia.

4. REGULATORY	ACTIVITIES

4.1    Responsibility for Regulatory Filings. Kazia shall have the exclusive right and responsibility for (a) preparing, filing and maintaining all Regulatory Filings for each Product in its own name, (b) to the extent required by Applicable Laws, reporting to Regulatory Authorities any Adverse Events related to a Product that it is reasonably aware of, and (c) otherwise communicating and interacting with Regulatory Authorities with respect to Products prior and subsequent to Regulatory Approval.

4.2    Reports. Kazia shall, at its own cost and expense: (a) maintain records of its Regulatory Filings for each Product; and (b) inform Evotec on the progress of its Regulatory Filings not less than once each Calendar Year by 31 October.

4.3    Existing Documentation. Within sixty (60) days of the Effective Date, Evotec shall, at its own cost and expense, assign and provide to Kazia all of the Regulatory Documentation and any available Regulatory Approvals with respect to the Licensed Product Controlled by Evotec, if any, as of the Effective Date.

5. COMMERCIALIZATION	OF PRODUCTS

5.1    Responsibility. Kazia shall have the exclusive right and responsibility for Commercialization of Products in the Territory, at its sole cost and expense.

5.2    Reports. Kazia shall inform Evotec on the progress of its Commercialization plans not less than once each Calendar Year by 31 October.

5.3    Commercialization Diligence. Kazia shall use Commercially Reasonable Efforts during the Term to (a) Commercialize Products in the Territory and (b) commit such resources (including employees, consultants, contractors, facilities, equipment and materials) as it deems reasonably necessary to Commercialize such Products in the Territory.

5.4    Failure by Kazia to Satisfy Diligence Obligations. Evotec shall have the right, in its sole discretion, to provide Kazia with written notice if it reasonably believes Kazia has failed to satisfy its diligence obligations under Section 5.3 of this Agreement with respect to any Product in any country or countries in the Territory (a “Kazia Diligence Failure”). Such written notice (a “Diligence Failure Notice”) shall set forth in reasonable detail the nature of the alleged failure and shall request written justification, in the form of detailed reasons that would support the proposition that Kazia has satisfied such diligence obligations. The Parties shall meet within thirty (30) days after such notice to discuss in good faith Evotec’s concerns and Kazia’s plans for Development and Commercialization with respect to the applicable Product in the applicable country(ies). If, after such good faith discussions (a) Kazia remains reasonably found by Evotec in material breach of its obligations under Section 5.3 of this Agreement with respect to such Product in such country, and (b) Kazia does not take all reasonable steps designated to rectify such breach within ninety (90) days after meeting with Evotec pursuant to this Section 5.4 (or if such failure cannot be rectified within such ninety (90)-day period, if Kazia does not commence actions to rectify such breach within such period and thereafter diligently pursue such actions), then Evotec shall have the right, in its discretion, on a Product-by-Product basis as to the Product with respect to which such Kazia Diligence Failure occurred to (i) terminate any or all of the licenses and rights granted under Section 8.1.1 hereof with respect to the Product that is the subject of the Diligence Failure Notice, or (ii) convert the licenses and rights granted under any or all of Section 8.1.1 from exclusive licenses to non- exclusive licenses only as such licenses and rights apply to such Product, which termination or conversion, as the case may be, shall be at the discretion of Evotec and be effective immediately upon issuance by Evotec of written notice to Kazia specifying the remedy that Evotec is electing to exercise under this Section 5.4.

5.5    Failure by Evotec to Satisfy Diligence Obligations. Evotec must notify Kazia immediately in writing upon receiving a written notice from Sanofi regarding any alleged failure by Evotec to satisfy its diligence obligations under the Sanofi License (“Evotec Diligence Failure”). If such Evotec Diligence Failure can reasonably be attributed to any action or inaction of Kazia resulting in a Kazia Diligence Failure, the terms of Section 5.4 shall apply provided, however, that in such case the time periods set out in Section 5.4 shall be adjusted to reflect the time periods applicable to the rectification or otherwise of the Evotec Diligence Failure under the Sanofi License.

6. PAYMENTS

6.1    Upfront Payment. In consideration of the rights granted by Evotec to Kazia under this Agreement, Kazia shall pay Evotec a non-refundable fee of 1,000,000.00 (One million) Euros after execution of this Agreement and within thirty (30) Business Days after receipt of a valid tax invoice from Evotec. Such fee will be unconditional and as such shall not be subject to any offset, credit, reduction or repayment for any reason whatsoever, whether provided for in this Agreement or not.

In addition, Kazia will reimburse Evotec (at cost up to [***]) for the purchase of certain Licensed Product that are being purchased by Evotec from a third party provider similar in all material aspects as per the quotes set out in Exhibit D hereto.

6.2    Milestone Payments.

6.2.1    Development and Regulatory Milestones. Subject to Section 6.3.4, Kazia shall make the following one-time, non-refundable, non-creditable payments to Evotec within thirty (30) Business Days after receipt of a valid tax invoice from Evotec issued following the first achievement of the corresponding milestone event by Kazia or its Affiliates or Sublicensees:

Milestone Event	Milestone Payment
[***]
[***]

Milestone Event Milestone Payment

For the avoidance of doubt, the Parties agree that all payments under this Section 6.2.1 are payable only once, unless expressly noted.

6.2.2 Sales Milestones. In addition to the milestone payments contemplated by Section 6.2.1, Kazia shall make the following one-time, non-refundable, non-creditable payments to Evotec within thirty (30) Business Days after receipt of a valid tax invoice from Evotec issued following the first achievement of the corresponding milestone event by Kazia or its Affiliates or Sublicensees:

Milestone Event [***]

For the avoidance of doubt, the Parties agree that all payments under this Section 6.2.2 are payable only once.

6.2.3    Notice of Milestones.

(a)    Notice of Milestone Events. Kazia shall provide Evotec with prompt written notice upon the occurrence of each milestone event set forth in this Section 6.2. If Evotec believes any such milestone event has occurred and has not received a written notice of same from Kazia, it shall so notify Kazia in writing and shall provide to Kazia documentation or other information that supports its belief. Any dispute under this Section 6.2.3(a) that relates to whether or not a milestone event has occurred shall be resolved in accordance with Section 14.3.

6.3    Payment of Royalties; Royalty Rates; Accounting and Records.

6.3.1    Payment of Royalties. Kazia shall pay Evotec a royalty amount on Annual Net Sales in each Calendar Year of the Term, on a Product-by-Product basis, commencing with the First Commercial Sale of such Product in any country in the Territory and ending upon the last day of the last Royalty Term for such Product, at the following rates:

Annual Net Sales within first 24 months from First		Royalty Rate (%)
Commercial Sale
All amounts	[***]

Annual Net Sales Increment following 24 months		Royalty Rate (%)
from First Commercial Sale [***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

6.3.2    Royalty Adjustment for Third Party Intellectual Property. If Kazia or its Affiliates or their Sublicensees, as applicable, determines, in its reasonable judgment, that it is necessary to obtain a license from any Third Party (a “Third Party License”) under any Valid Claim in order to avoid potential infringement or misappropriation of such Valid Claim by the importation, sale, manufacture or use of a Licensed Product, then the royalty payment that would otherwise be due in any Calendar Quarter pursuant to Section 6.3.1 shall be reduced, on a Calendar Quarter-by-Calendar Quarter basis, by fifty percent (50%) of any royalty amount payable by Kazia or its Affiliates or their Sublicensees in such Calendar Quarter to such Third Party in consideration for such Third Party License, in the event such Third Party License is obtained by Kazia or its Affiliate or their Sublicensees. Notwithstanding the foregoing, the royalty payment that would otherwise be due to Evotec pursuant to Section 6.3.1 with respect to any particular Calendar Quarter shall not be reduced by more than fifty percent (50%) by operation of this Section 6.3.2.

6.3.3    Royalty Adjustment in Certain Circumstances. On a Product-by-Product and country-by-country basis, if in any Calendar Quarter during the Royalty Term following introduction of a Generic Product in a country (“Generic Entry”) there is no Valid Claim within the Licensed Rights in such country then the applicable royalty payable to Evotec under Section 6.3.1 shall be reduced by fifty percent (50%). For the purposes of this Section 6.3.3, “Generic Product” means, with respect to a Product being sold by Kazia and its Affiliates or their Sublicensees or subcontractors, as applicable, any pharmaceutical product containing the same Licensed Product as that contained in such Product (and the same other active ingredient(s), as applicable, in the case of a Combination Product) which is marketed by an entity other than Kazia and its Affiliates or their Sublicensees or subcontractors, to the extent such Sublicensees or subcontractors are acting in their capacity as sublicensees or subcontractors of Kazia or its Affiliates, in the Field.

6.3.4    Sublicensing Revenues. If Kazia sublicenses Commercialization rights to any Sublicensee, Kazia shall pay to Evotec the greater of, at Evotec’s sole discretion, (i) the milestone and royalty payments pursuant to Sections 6.2 and 6.3, or (ii) in lieu of the then outstanding milestone and royalty payments under Sections 6.2 and 6.3, a percentage of any and all payments received by Kazia or its Affiliates from each such Sublicensee in consideration for such sublicense, on a Product-by-Product basis, as follows:

(a)    [***] of any upfront payment received by Kazia from each Sublicensee for a Sublicense granted prior to Initiation of Phase 2 Clinical Trial; and (b) [***] of any upfront payment received by Kazia from each Sublicensee for a Sublicense granted after Initiation of Phase 2 Clinical Trial; and

(c) [***] of	the Development and Regulatory Milestones received by Kazia from each Sublicensee; and

(d) [***] of	the Sales Milestones received by Kazia from each Sublicensee; and

(e)	[***] of any Royalties received by Kazia from each Sublicensee.

6.3.5    Payment Dates and Reports. Royalty payments shall be made by Kazia with respect to each Product within thirty (30) Business Days after the receipt of a valid tax invoice from Evotec issued following the end of each Calendar Quarter in which a sale of such Product occurs, commencing with the Calendar Quarter in which the First Commercial Sale of such Product occurs. Within 20 Business Days after the end of each Calendar Quarter, Kazia shall provide a report showing (a) the Net Sales of each Product by type of Product and country in the Territory, (b) the total amount of deductions from gross sales to determine Net Sales, (c) the applicable royalty rates for Product in each country in the Territory after applying any deductions set forth above; and (d) a calculation of the amount of royalty due to Evotec, taking into account any royalty adjustments under Sections 6.3.2, 6.3.3 and 6.3.4.

6.3.6    Records; Audit Rights. Kazia shall, and shall procure that its Affiliates and Sublicensees will, keep and maintain for three (3) years from the date of each payment of royalties hereunder complete and accurate records of gross amounts invoiced and Net Sales by Kazia and its Affiliates and Sublicensees of each Product, in sufficient detail to allow royalties to be determined accurately. Evotec shall have the right for a period of three (3) years after receiving any royalty payment under this Section 6.3 to appoint at its expense an independent certified public accountant reasonably acceptable to Kazia to audit the relevant records of Kazia and its Affiliates and Sublicensees to verify that the amount of such payment was correctly determined. Kazia shall make, and shall procure that its Affiliates and Sublicensees make, its records available for audit by such independent certified public accountant during regular business hours at such place or places where such records are customarily kept, upon thirty (30) days written notice from Evotec. Such audit right shall not be exercised by Evotec more than once in any Calendar Year or more than once with respect to sales of a particular Product in a particular period. All records made available for audit shall be deemed to be Confidential Information of Kazia. In the event that an underpayment by Kazia hereunder is identified as a result of the audit, Kazia shall promptly (but in any event no later than thirty (30) days after Kazia’s receipt of any undisputed audit report so concluding) make payment to Evotec of any shortfall.    In the event that an overpayment by Kazia hereunder is identified as a result of the audit, then Kazia may take credit for such overpayment against any future payments due to Evotec (if no future payment is due, then Evotec shall promptly refund such amount to Kazia). Evotec shall bear the full cost of any audit unless such audit discloses an underreporting by Kazia of five percent (5%) or greater of the aggregate amount of royalties payable in any Calendar Year, in which case Kazia shall reimburse Evotec for all reasonable costs incurred by Evotec in connection with such audit.

6.3.7    Overdue Payments. All payments not made by Kazia to Evotec when due under this Agreement, shall bear interest at a rate equal to 5 percent (5%) per year from the due date until paid in full or, if less, the maximum interest rate permitted by Applicable Laws. Any such overdue payment shall, when made, be accompanied by, and credited first to, all interest so accrued.

6.3.8    Tax. The royalties, milestones and other amounts payable by one Party to the other Party pursuant to this Agreement (“Payments”) shall not be reduced on account of any Taxes unless required by Applicable Law. Each Party alone shall be responsible for paying any and all Taxes (other than withholding taxes required by Applicable Law to be paid by Kazia) levied on account of, or measured in whole or in part by reference to, the income of such Party.

6.3.9    Payments; Indirect Taxes. All Payments are exclusive of Indirect Taxes. If any Indirect Taxes are chargeable in respect of any Payments, the paying Party shall pay such Indirect Taxes at the applicable rate in respect of such Payments following receipt, where applicable, of an Indirect Taxes invoice in the appropriate form issued by the receiving Party in respect of those Payments. The Parties shall issue invoices for all amounts payable under this Agreement consistent with Indirect Tax requirements and irrespective of whether the sums may be netted for settlement purposes.    If such amounts of Indirect Taxes are refunded by the applicable Regulatory Authority or other fiscal authority subsequent to payment, the Party receiving such refund shall transfer such amount to the paying Party within thirty (30) days of receipt. The Parties agree to reasonably cooperate to provide any information required by the Party pursuing a refund of Indirect Taxes paid.

6.3.10    Withholding Tax. If Applicable Laws require withholding of income or other taxes imposed upon any payments made by Kazia to Evotec under this Agreement, Kazia shall (i) make such withholding payments as may be required, (ii) subtract such withholding payments from such payments, (iii) submit appropriate proof of payment of the withholding taxes to Evotec within a reasonable period of time, and (iv) promptly provide Evotec with all official receipts with respect thereto. Kazia shall render Evotec reasonable assistance in order to allow Evotec to obtain the benefit of any present or future treaty against double taxation which may apply to such payments.

6.3.11    Foreign Currency Exchange.    All payments to be made by Kazia to Evotec under this Agreement shall be made in Euros and shall be paid by bank wire transfer in immediately available funds to such bank account as may be designated in writing by Evotec from time to time. If, in any Calendar Quarter, Net Sales are made in any currency other than Euros, such Net Sales shall be converted into Euros as follows: (A/B), where A = foreign Net Sales in such Calendar Quarter expressed in such foreign currency; and B = the applicable foreign exchange conversion rate, expressed in local currency of the foreign country per Euro (in accordance with the rates of exchange for the relevant month for converting such other currency into Euros used by Kazia’s internal accounting systems, which are independently audited on an annual basis).

7. TREATMENT	OF CONFIDENTIAL INFORMATION; PUBLICITY

7.1     Confidentiality.

7.1.1    Confidentiality Obligations. Evotec and Kazia each recognize that the other Party’s Confidential Information and Proprietary Materials constitute highly valuable assets of such other Party. Evotec and Kazia each agrees that subject to Sections 7.1.2 and 7.1.3, during the Term and for an additional five (5) years after termination or expiration of this Agreement it shall (a) not disclose, and shall cause its Affiliates and Sublicensees not to disclose, any Confidential Information of the other Party, (b) not use, and shall cause its Affiliates and Sublicensees not to use, any Confidential Information of the other Party, except as expressly permitted in this Agreement, and (c) take all reasonable steps to ensure that any person to whom it discloses Confidential Information under Section 7.1.3 complies at all times with the terms of this Section 7 as if that Person were a Receiving Party.

7.1.2    Exceptions. The obligations of confidentiality under Section 7.1.1 do not apply to any Confidential Information that (a) as of the date of disclosure, is known to the Receiving Party or its Affiliates as demonstrated by contemporaneous credible written documentation, other than by virtue of a prior confidential disclosure to such Receiving Party, (b) as of the date of disclosure is in the public domain, or it subsequently enters the public domain through no fault of the Receiving Party, (c) it is obtained by the Receiving Party from a Third Party having a lawful right to make such disclosure free from any obligation of confidentiality to the Disclosing Party, (d) it is independently developed by or for the Receiving Party without reference to or use of any Confidential Information of the Disclosing Party as demonstrated by contemporaneous credible written documentation, or (e) is required to be disclosed as a result of Applicable Law, in which case only that information which must be disclosed in order to comply with Applicable Law should be disclosed and, where possible, the confidential nature of the disclosed information must be highlighted to the recipient of the disclosed information. Notwithstanding the foregoing, the obligations of confidentially under Section 7.1.1 shall apply to any scientific, technical, manufacturing or financial information of a Party that is disclosed at any meeting of the Parties or disclosed through an audit report. For the avoidance of doubt, any combination of Confidential Information shall not be considered in the public domain or in the possession of the Receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the Receiving Party unless the combination and its principles are in the public domain or in the possession of the Receiving Party.

7.1.3    Limited Disclosure. Evotec and Kazia each agrees that disclosure of its Confidential Information may be made by a Receiving Party to any employee or consultant of such other Party or its Affiliates or any Third Party subcontractor engaged by a Party to enable such other Party to exercise its rights or to carry out its responsibilities under this Agreement; provided, that, any such disclosure shall only be made to Persons who are bound by written obligations of confidentiality consistent with those in this Article 7. In addition, Evotec and Kazia each agrees that a Receiving Party may disclose a Disclosing Party’s Confidential Information (a) on a need-to-know basis to the Receiving Party’s legal and financial advisors, (b) as reasonably necessary in connection with an actual or potential (i) permitted sublicense of such Receiving Party’s rights hereunder, (ii) debt or equity financing of such Receiving Party or (iii) merger, acquisition, consolidation, share exchange or other similar transaction involving such Receiving Party and any Third Party, (c) to any Third Party that is engaged by the Receiving Party to perform services in connection with the Research or Development of Products or the Commercialization of Products as necessary to enable such Third Party to perform such services, and (d) for any other purpose with the other Party’s consent, which consent shall not be unreasonably withheld. Furthermore, Evotec and Kazia each agrees that a copy of this agreement is provided to Sanofi within ten (10) days from the Effective Date. Each Party further agrees that a Receiving Party may disclose the Disclosing Party’s Confidential Information or provide the Disclosing Party’s Proprietary Materials (A) as reasonably necessary or useful to file, prosecute or maintain Patent Rights, or to file, prosecute or defend litigation related to Patent Rights, in accordance with this Agreement; (B) as reasonably necessary or useful to obtain government regulatory approval to Develop, Manufacture, transport, or Commercialize a Product; or (C) as required by Applicable Laws; provided that in the case of any disclosure under (C), the Receiving Party shall (1) if practicable, provide the Disclosing Party with reasonable advance notice of and an opportunity to comment on any such required disclosure and (2) if requested by the Disclosing Party, cooperate in all reasonable respects with the Disclosing Party’s efforts to obtain confidential treatment or a protective order with respect to any such disclosure, at the Receiving Party’s expense. The Receiving Party is liable for any breach of this Article 7 by any Person to whom it has disclosed the Disclosing Party’s Confidential Information to as if that Person were the Receiving Party in relation to the Confidential Information disclosed.

7.1.4    Employees and Consultants. Evotec and Kazia each hereby represents that all of its employees and consultants, and all of the employees and consultants of its Affiliates, who have access to Confidential Information or Proprietary Materials of the other Party are or shall, prior to having such access, be bound by written obligations to maintain such Confidential Information or Proprietary Materials in confidence. Each Party agrees to use, and to cause its Affiliates to use, reasonable efforts to enforce such obligations and to prohibit its employees and consultants from using such information except as expressly permitted hereunder. Each Party shall be liable to the other for any disclosure or misuse by its employees of Confidential Information or Proprietary Materials of the other Party.

7.2    Publicity. Each Party shall be permitted to publicly announce material developments with respect to any Licensed Product or Product, including the occurrence of any milestone event and the amount of any milestone payment under Section 6.2 and any other event with respect to a Licensed Product or Product that such Party reasonably believes is material; provided that, subject to compliance with the requirements of Applicable Laws: (i) the disclosing Party shall provide the other Party with a draft of any proposed publication at least thirty (30) days prior to the intended publication; and (ii) if any such disclosure is reasonably likely to affect the ability of the Parties to publish or present data with respect to a Licensed Product or Product or otherwise names the other Party, the disclosing Party shall obtain the other Party’s prior written consent to the content to such release, which consent shall not be unreasonably withheld, delayed or conditioned.

7.3    Publications and Presentations. Except to the extent required by Applicable Laws, the Parties shall not publish any scientific or medical publications or give other forms of similar public disclosure, such as abstracts or presentations, relating to the Licensed Product or a Product other than with the other Party’s approval (not to be unreasonably withheld). If either Party, its employees or consultants wish to make such a publication or presentation, that Party shall deliver to the other Party a copy of the proposed written publication or an outline of an oral disclosure at least thirty (30) days prior to submission for publication or presentation. Without derogating from its general approval right, the reviewing Party shall have the right to require a delay of up to ninety (90) days in publication or presentation in order to enable patent applications protecting each Party’s rights in such information to be filed and each Party shall have the right to prohibit disclosure of any of its Confidential Information in any such proposed publication or presentation. In any permitted publication or presentation by a Party, the other Party’s contribution shall be duly recognized, and co-authorship shall be determined in accordance with customary standards.

7.4    Use of Names. Except as expressly stated in this Agreement, Kazia shall not, and shall ensure that its Affiliates and Sublicensees shall not use or register the name of Evotec and/or Sanofi (alone or as part of another name) for any purpose except with the prior written approval of, and in accordance with restrictions required by, Evotec and/or Sanofi. This restriction shall not apply to any information required by Applicable Laws to be disclosed to any Regulatory Authority.

8.	LICENSE GRANTS; EXCLUSIVITY

8.1    Licenses.

8.1.1    Exclusive License Grants. Subject to the terms and conditions of this Agreement, during the Term of this Agreement, Evotec hereby grants to Kazia an exclusive license or sub-license under the Licensed Technology and the Licensed Patent Rights, including the right to grant sublicenses as provided in Section 8.2, to Research, Develop, Manufacture and Commercialize Licensed Products and Products in the Field in the Territory. Kazia hereby agrees and covenants that Kazia shall not, and will procure that its Affiliates and Sublicensees shall not, use the Licensed Technology and the Licensed Patents rights outside the scope of the license granted to Kazia under this Section 8.1.1. For purposes of clarity, the licenses granted to Kazia under this Section 8.1.1 shall be subject to the retained rights of Evotec and Sanofi solely to conduct Research (but not Development or Commercialization) with respect to Licensed Products and Products in the Field in the Territory.

8.2    Right to Sublicense.

8.2.1    Development and Manufacturing Activities. Kazia shall have the right to grant sublicenses under the licenses granted to it under Section 8.1.1 to any of its Affiliates and to any Third Party engaged by it to conduct Research, Development and Manufacturing activities subject to the same restrictions, limitations and obligations imposed upon Kazia in this Agreement.

8.2.2    Commercialization of Products. Kazia shall have the right to grant sublicenses under the licenses granted to it under Section 8.1.1 to any of its Affiliates and to any Third Party; provided that (a) it shall be a condition of any such sublicense that Kazia shall remain responsible to Evotec for the compliance of all terms of this Agreement applicable to the Commercialization of Products in the Territory by such Third Party, (b) Kazia shall provide written notice to Evotec of any such proposed sublicense agreement at least thirty (30) days prior to such execution and provide copies to Evotec of each such sublicense agreement within ten (10) days of its execution, and (c) Kazia shall not be relieved of its obligations pursuant to this Agreement as a result of such sublicense agreement.

8.3    No Other Rights. Kazia shall have no rights to use or otherwise exploit Licensed Technology or Licensed Patent Rights, except as expressly set forth in this Agreement.

8.4    Exclusivity. As from the Effective Date, and subject to the exclusive licenses granted under Section 8.1.1, Evotec shall not, independently of this Agreement, either itself or through an Affiliate or Sublicensee, initiate any Development or Commercialization activities, whether for its own account or for the benefit of any Third Party, during the Term with respect to any Licensed Product or Product or, for a period of two (2) years following the Effective Date, with respect to any product for which the primary mechanism of action relies on small molecule inhibition of vascular endothelial growth factor receptor 3 (“VEGFR3”).

Notwithstanding anything to the contrary contained herein, Evotec shall be free to

(i)

conduct screens on VEGFR3(s) hereunder if, (a) requested by a Third Party or Evotec Affiliate and (b) solely in connection with screening to determine whether a certain compound has off-target activity. By way of example, if target A is VEGFR3, and target B is a separate target, then Evotec would have the right to screen compounds that a Third Party is evaluating for use in connection with Target B in a counter-screen containing VEGFR3 solely in order to attempt to determine whether such compounds have off-target activity against VEGFR3;

(ii)	conduct screens and profiling of compounds on VEGFR3 hereunder if, (a) requested by a Third Party and (b) such certain compounds are provided by the Third Party;

(iii)	determine biophysical properties (Kd, Ki, kon, koff, DH, DS) as part of compound screening and profiling campaigns;

(iv)	determine target protein-ligand complex structures by X-Ray crystallography and related methods if such ligands/compounds are provided by the Third Party;

(v)	conduct fee for service protein, cells, probes and other reagent production, without using any gene constructs that are Kazia’s property;

(vi)

conduct biomarker discovery, development and testing services on VEGFR3 and/or related biological pathway for a Third Party client of Evotec to characterize drug mechanism of action and efficacy, diagnose disease state, and stratify patients; and

(vii)

conduct any development activities including IND enabling studies, CMC, formulation and API manufacture on candidate molecules as identified by a Third Party where the target might be known but is not required to perform the scope of work.

9. INTELLECTUAL	PROPERTY RIGHTS

9.1    Evotec Intellectual Property Rights. As between the Parties, Evotec shall have exclusive ownership of all right, title and interest, on a worldwide basis in and to any and all Licensed Patent Rights and Licensed Technology.

9.2    Kazia Intellectual Property Rights. As between the Parties, Kazia shall have sole and exclusive ownership of all right, title and interest on a worldwide basis in and to any and all Patent Rights and Technology owned by Kazia.

9.3    Patent Coordinators.    Each Party shall appoint a patent coordinator reasonably acceptable to the other Party (each, a “Patent Coordinator”) to serve as such Party’s primary liaison with the other Party on matters relating to patent filing, prosecution, maintenance and enforcement of Patent Rights under this Agreement. Each Party may replace its Patent Coordinator at any time by notice in writing to the other Party. Such notice becomes effective upon written acknowledgment of receipt by the other Party. The initial Patent Coordinators shall be:

For Kazia:     Dr James Garner [***]

For Evotec: [***]

9.4    Improvements. Each Party must notify the other Party of any Improvements which it or its personnel, Affiliates, Sublicensees or subcontractors discovers or develops with respect to any of the Licensed Patent Rights or Licensed Technology within sixty (60) days of discovery or development. The Parties agree that (a) all rights, title and interest in Improvements to the Licensed Patent Rights or Licensed Technology developed or discovered by or on behalf of a Party, vest in (as between the Parties) Evotec, and (b) upon discovery or development of any Improvement to the (i) Licensed Patent Rights, the Improvement will become part of the Licensed Patent Rights, and (ii) Licensed Technology, the Improvement will become part of the Licensed Technology. For the avoidance of doubt, any Improvements in and to any Patent Rights and Technology owned by Kazia will vest in Kazia.

10.	MANAGEMENT OF PATENT RIGHTS

10.1	Patent Filing, Prosecution and Maintenance.

10.1.1    Evotec Prosecution Rights. As between the Parties, Evotec, acting through patent counsel or agents of its choice, shall be responsible for the prosecution and maintenance of the Licensed Patent Rights. At Evotec’s reasonable request, Kazia shall cooperate with and assist Evotec in all reasonable respects, in connection with the preparation, filing, prosecution (including, at Kazia’s option, reviewing and commenting on draft responses to office actions from patent offices in the Territory) and maintenance of the Licensed Patent Rights. From the Effective Date, Evotec (via Sanofi, as the case may be) shall use Commercially Reasonable Efforts to prosecute and maintain composition-of-matter claims within the Licensed Patent Rights set forth on Exhibit A in the countries set forth on Exhibit B attached hereto. Evotec shall be free, at is sole discretion and at any time upon ninety (90) days prior written notice to Kazia, to abandon any Licensed Patent Rights, provided that Evotec shall not abandon any of the Licensed Patent Rights set forth on Exhibit A in the countries set forth on Exhibit B that Cover a Licensed Product being Researched, Developed or Commercialized by Kazia hereunder after the Effective Date. Any Licensed Patent Rights set forth on Exhibit A in other countries than those countries set forth on Exhibit B that Cover a Licensed Product being Researched, Developed or Commercialized by Kazia hereunder may only be abandoned by Evotec with Kazia’s prior written consent, which consent shall not be unreasonably withheld, in which case Kazia shall have the right (but no obligation) to continue to prosecute and maintain such Licensed Patent Rights, in Evotec’s and/or Sanofi’s name and at Kazia’s cost and expense, acting through patent counsel or agents of its choice.

10.1.2    Kazia Prosecution Option. Evotec must promptly notify Kazia in writing of any decision it makes to abandon any Licensed Patent Rights. In such event, upon Kazia’s request, Evotec shall use best endeavours to transfer the right to file, prosecute and maintain such Licensed Patent Rights to Kazia and Kazia shall have the right to continue filing, prosecution and / or maintenance of such Licensed Patents Rights at Kazia’s own expense.

10.1.3    Patent Costs. Prior to incurring any Patent Costs, Evotec must obtain Kazia’s prior written consent, which consent shall not be unreasonably withheld or delayed. If Kazia consents to any Patent Costs being incurred, such Patent Costs shall be borne by Kazia. If Kazia does not consent to Patent Costs being incurred, Kazia will not be responsible for such Patent Costs, in which case (i) Evotec may continue to prosecute and maintain the applicable Licensed Patent Rights solely at its cost and expense or (ii) Evotec may elect to cease such prosecution and maintenance, in which case Kazia shall have the right (but no obligation) to continue to prosecute and maintain such Licensed Patent Rights, in Evotec’s and/or Sanofi’s name and at Kazia’s sole cost and expense, acting through patent counsel or agents of its choice.

10.1.4    Kazia Prosecution Rights. Kazia, at its sole expense and acting through patent counsel or agents of its choice, shall be responsible for the preparation, filing, prosecution and maintenance of all Patent Rights owned by Kazia. At Kazia’s request and cost, Evotec shall cooperate with and assist Kazia in all reasonable respects, in connection with Kazia’s preparation, filing, prosecution and maintenance of such Patent Rights.

10.1.5    National Registration of Exclusive License. Kazia shall at is sole discretion be responsible for, and shall support all costs relating to, the filing of the exclusive licenses granted hereunder with any national patent register in the Territory as is required by Applicable Law.

10.2	Enforcement and Defense.

[***]

10.3    Patent Term Extension. The Parties shall cooperate with each other in obtaining patent term extensions or supplemental protection certificates or their equivalents in any country in the Territory where applicable to Licensed Patent Rights. Such cooperation shall include diligently and timely conferring and coordinating with respect to such matters to ensure compliance with applicable filing deadlines, and agreeing on procedures to be followed by the Parties to ensure such compliance. In the event that elections with respect to obtaining such patent term extension are to be made with respect to a Product, Kazia shall have the right to make the election with respect to Licensed Patent Rights. All costs and expenses reasonably incurred by either Party in connection with obtaining and maintaining such patent term extension shall be paid by Kazia.

11.	TERM AND TERMINATION

11.1    Term. This Agreement shall commence on the Effective Date and shall continue in full force and effect, unless otherwise terminated pursuant to Section 11.2, until the expiration of all payment obligations under this Agreement with respect to Products in all countries in the Territory (the “Term”). Upon the expiration of this Agreement as set forth in this Section 11.1, the license rights granted under Section 8.1.1 and 8.2 shall be converted to perpetual and fully paid-up non-exclusive licenses.

11.2    Termination. This Agreement may be terminated by either Party as follows:

11.2.1    Unilateral Right to Terminate Agreement.

(a)    Kazia Right to Terminate Agreement. Kazia may terminate this Agreement effective immediately at any time after the third (3rd) anniversary of the Effective Date.

(b)    Evotec Rights to Terminate. Except to the extent the following is unenforceable under the law of a particular jurisdiction where a patent application within the Licensed Patent Rights is pending or a patent within the Licensed Patent Rights is issued, Evotec may terminate this Agreement immediately upon written notice to Kazia in the event that (i) Kazia or any of its Affiliates, Sublicensees or Distributors Challenges any Licensed Patent Rights or assists a Third Party in initiating a Challenge of any Licensed Patent Rights; or (ii) the Sanofi License terminates.

11.2.2    Termination for Breach. If a Party materially breaches any of its obligations under the Agreement, the non-breaching Party may provide the breaching Party with a written notice specifying the nature of the breach, and stating its intention to terminate this Agreement if such breach is not cured. If the material breach is not cured within ninety (90) days after the receipt of such notice, the non- breaching Party shall be entitled, without prejudice to any of its other rights under this Agreement, and in addition to any other remedies available to it by law or in equity, to terminate this Agreement by providing written notice to the other Party.

11.2.3    Termination for Insolvency. To the extent permitted by Applicable Law, if either Party makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over all or substantially all of its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it which is not discharged within sixty (60) days of the filing thereof, the other Party may terminate this Agreement effective immediately upon written notice to such Party.

11.3    Consequences of Termination of Agreement. If this Agreement is terminated pursuant to Section 11.2, the following provisions shall apply, as applicable.

11.3.1    Termination by Evotec under 11.2.1(b), 11.2.2 or 11.2.3 or by Kazia under Section 11.2.1(a):

(a)    If this Agreement is terminated by Kazia pursuant to Section 11.2.1(a) or by Evotec pursuant to Section 11.2.1(b), 11.2.2 or 11.2.3, all licenses and rights granted pursuant to this Agreement shall immediately terminate.

(b)    If this Agreement is terminated by Kazia pursuant to Section 11.2.1(a) or by Evotec pursuant to Section 11.2.1(b)(i), 11.2.2 or 11.2.3, Kazia shall and hereby does grant to Evotec an option to obtain (i) an exclusive license to all Patent Rights and (ii) an non-exclusive license to all Technology; in each case (i) and (ii) owned or Controlled by Kazia and required to research, develop, have developed, make, have made, use, distribute for sale, sell, offer for sale, import and have imported Licensed Products and Products for use in the Field (“Termination License”). If Evotec - at its sole discretion - exercises the option to obtain the Termination License, the Termination License will be royalty bearing, with the royalty payment for the Termination License calculated at the following rates:

(i)    If Evotec - at its sole discretion - exercises the option to obtain the Termination License and Kazia has not completed the Phase 1 Clinical Trial for the relevant Licensed Products or Products that is subject to the Termination License, the Termination License shall be royalty- free.

(ii)    If Evotec - at its sole discretion - exercises the option to obtain the Termination License and Kazia has completed the Phase 1 Clinical Trial but not the Phase 2 Clinical Trial for the relevant Licensed Products or Products that is subject to the Termination License, the Termination License shall be subject to royalty payment for the Termination License calculated at the following rates.

Annual Net Sales of Licensed Products or Products	Royalty Rate (%)
[***][***][***][***]
[***][***][***][***]

(iii)    If Evotec - at its sole discretion - exercises the option to obtain the Termination License and Kazia has completed the Phase 2 Clinical Trial for the relevant Licensed Products or Products that is subject to the Termination License, the Termination License shall be subject to royalty payment for the Termination License calculated at the following rates.

Annual Net Sales of Licensed Products or Products	Royalty Rate (%)
[***]	[	***]
[***]	[	***]
[***]	[	***]
[***]	[	***]

The royalty term for such reverse royalties per these Sections 12.3.1 (b) (ii) and (iii) shall be, with respect to each Product in each country of the Territory, the period beginning on the date of First Commercial Sale of such Product in such country [***].

(c)    If this Agreement is terminated by Kazia pursuant to Section 11.2.1(a) or by Evotec pursuant to Section 11.2.1(b)(i), 11.2.2 or 11.2.3, upon Evotec’s request Kazia shall, where permitted under Applicable Laws, use Commercially Reasonable Efforts to transfer to Evotec all Regulatory Approvals held by Kazia with respect to such Products within thirty (30) Business Days after the effective date of the termination. All transfers described in this Section 11.3.1(c) shall be at Kazia’s expense in cases of termination by Evotec pursuant to Section 11.2.1(b)(i), 11.2.2 or 11.2.3; and at Evotec’s expense in cases of termination by Kazia pursuant to Section 11.2.1(a).

(d)    If this Agreement is terminated by Kazia pursuant to Section 11.2.1(a) or by Evotec pursuant to Section 11.2.1(b), 11.2.2 or 11.2.3, each Party shall promptly cease use of and return all Confidential Information and Proprietary Materials of the other Party that are not subject to a continuing license hereunder; provided that each Party may retain one copy of the Confidential Information of the other Party in its archives solely for the purpose of establishing the contents thereof and ensuring compliance with its obligations hereunder.

(e)    If the notice of the termination by Kazia under 11.2.1(a) is given at a time when any Clinical Trials have been initiated but not yet completed, then the Parties shall work together in good faith during the termination notice period to ensure that Kazia’s involvement in and responsibilities for such activities shall be discontinued and ceased as efficiently and promptly as possible (by way of transitioning such involvement and responsibilities to Evotec or by other means agreed to by the Parties), subject to Applicable Laws, including GCP.

(f)    If this Agreement is terminated by Kazia pursuant to Section 11.2.1(a) or by Evotec pursuant to Section 11.2.1(b), 11.2.2 or 11.2.3, all sublicense agreements between Kazia and its Affiliates or Sublicensees, shall terminate as of the effective date of the termination, unless Evotec provides written consent, which it shall not unreasonably withhold, delay or condition, to the assignment of any such sublicense agreement, or license agreement, as the case may be, to Evotec (to the extent assignable).

(g)    If this Agreement is terminated by Kazia pursuant to Section 11.2.1(a) or by Evotec pursuant to Section 11.2.1(b), 11.2.2 or 11.2.3, any continuing reporting obligations of Kazia shall be verified exclusively through a Third Party to be mutually agreed, and Evotec shall not have direct access anymore to Kazia’s Confidential Information.

11.3.2    Termination by Kazia. If this Agreement is terminated by Kazia pursuant to Section 11.2.2 or 11.2.3:

(a)    Subject to the Sanofi License remaining in force, all licenses and rights granted by Evotec to Kazia pursuant to this Agreement, including, all licenses granted to Kazia under Section 8.1.1, survive the termination in each case subject to Kazia’s continued payment of all milestone, royalty and other payments under and in accordance with this Agreement with respect thereto; provided that, in case this Agreement is terminated by Kazia pursuant to Section 11.2.2, Kazia shall have the right to reduce any such payment by half;

(b)    All licenses and rights granted by Kazia to Evotec pursuant to this Agreement terminate; and

(c)    Each Party shall promptly cease use of and return all Confidential Information and Proprietary Materials of the other Party that are not subject to a continuing license hereunder; provided that each Party may retain one copy of the Confidential Information of the other Party in its archives solely for the purpose of establishing the contents thereof and ensuring compliance with its obligations hereunder.

11.4    Surviving Provisions. Termination or expiration of this Agreement for any reason shall be without prejudice to: (a) the survival of rights specifically stated in this Agreement to survive, including as set forth in Section 11.3; (b) the rights and obligations of the Parties provided in the following Sections: Section 6.3.6 (for a period of three (3) years, as provided therein); Article 7 (for a period of five (5) years, as provided in Section 7.1.1); this Section 11.4; and Article 1, Article 13, and Article 14 (including all other Sections or Articles referenced in any such Section or Article), all of which shall survive such termination except as provided in this Article 11; and (c) any other rights or remedies provided at law or equity which either Party may otherwise have.

12.	REPRESENTATIONS, WARRANTIES AND COVENANTS

12.1    Mutual Representations and Warranties. Evotec and Kazia each represents and warrants to the other, as of the Effective Date, as follows:

12.1.1    Organization. It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver and perform this Agreement.

12.1.2    Authorization. The execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and shall not violate (a) such Party’s certificate of incorporation or bylaws, (b) any agreement, instrument or contractual obligation to which such Party is bound in any material respect, (c) any requirement of any Applicable Laws, or (d) any order, writ, judgment, injunction, decree, determination or award of any court or governmental agency presently in effect applicable to such Party.

12.1.3    Binding Agreement. This Agreement is a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms and conditions.

12.1.4    No Inconsistent Obligation. It is not under any contractual obligation to any Person that conflicts with or is inconsistent in any respect with the terms of this Agreement or that would materially impede the diligent and complete fulfillment of its obligations hereunder.

12.2    Additional Representations of Evotec. Evotec further represents and warrants to Kazia as follows:

12.2.1    Licensed Patent Rights. Except as expressly disclosed in Exhibit A, as at the Effective Date, the Licensed Patent Rights set forth on Exhibit A (i) are Controlled by Evotec, (ii) represent the complete and accurate (in all material respects) list of all Licensed Patent Rights Controlled by Evotec that relate to the Licensed Product; and (iii) to Evotec´s Knowledge have been filed in accordance with the requirements of the applicable patent office, prosecuted with Commercially Reasonable Efforts and are not lapsed or abandoned. To Evotec’s Knowledge, it has the ability to grant to Kazia the rights and licenses granted to Kazia under the Licensed Patents. Kazia hereby acknowledges that the certain Licensed Patent Rights is either owned by Sanofi or jointly owned by Evotec and Sanofi.

12.2.2    No Claims. As at the Effective Date, there are no claims, judgment or settlements against Evotec pending, or to Evotec’s Knowledge, threatened in writing (including email), that invalidate or seek to invalidate the Licensed Patent Rights.

12.2.3    No Infringement or Misappropriation. To Evotec’s Knowledge, as at the Effective Date, Evotec and its Affiliates have not infringed or misappropriated any intellectual property of any Third Party during its Research, Development, Manufacture or Commercialization of the Licensed Product or any Products. Evotec and its Affiliates have not received any notice from any Third Party asserting or alleging any such infringement.

12.2.4    Compliance with Applicable Laws. To Evotec’s Knowledge, as at the Effective Date, Evotec and its Affiliates have complied with all Applicable Laws in connection with the Research, Development, and Manufacture of the Licensed Product.

12.2.5    Information. The information provided to Kazia by or on behalf of Evotec in relation to the Licensed Product, Licensed Patent Rights or the Licensed Technology is complete, true and accurate and all the information that Kazia could reasonably require in order to understand and appreciate the composition and status of these items.

12.2.6    No Conflicting Rights. Except for the Sanofi License, as at the Effective Date and on each day during the Term, there is no agreement between Evotec or its Affiliates and any Third Party pursuant to which Evotec or its Affiliates obtained any right or license to the Licensed Product or Product or any intellectual property rights related to the Licensed Product or Product. Evotec has not granted any right, license or interest under the Licensed Patent Rights or the Licensed Technology that is inconsistent with the licenses granted to Kazia under this Agreement.

12.2.7    Licensed Technology. The Licensed Technology set forth in Exhibit A represents the complete and accurate (in all material respects) list of all Technology Controlled or in-licensed by Evotec or its Affiliates at the Effective Date which is reasonably required by Kazia for Research, Development, Manufacture or Commercialization of the Licensed Product or Products. Evotec has the ability to grant to Kazia the rights and sub-licenses granted to Kazia under the Licensed Technology. Kazia hereby acknowledges that the certain Licensed Technology is either owned by Sanofi or jointly owned by Evotec and Sanofi.

12.2.8    Sanofi License. As at the Effective Date, no written notice of default or termination has been received or given under the Sanofi License and there is no act or omission by Evotec that would give rise to a right to terminate the Sanofi License. During the Term, Evotec will, at its own cost and expense, use best efforts to maintain the Sanofi License in full force and effect.    In the event of any breach of the Sanofi License by Evotec, Evotec shall immediately notify Kazia in writing. If Evotec fails to cure such breach in a timely manner, Kazia shall have the right (but not the obligation) to support Evotec to cure such breach and to offset any reasonable amount incurred or paid by Kazia in connection with the cure against the amount payable to Evotec under this Agreement. Evotec shall not terminate the Sanofi License without first obtaining Kazia’s prior written consent, which consent shall not be unreasonably withheld. If, despite Evotec’s best efforts, the Sanofi License is terminated, Evotec shall use best efforts to assist Kazia to obtain a direct license from Sanofi.

12.2.9    [***].

12.3    Additional Representations of Kazia.    Kazia further represents and warrants to Evotec as of the Effective Date, as follows:

12.3.1    No Debarment. Neither Kazia nor any of its Affiliates has been debarred or is subject to debarment pursuant to Section 306 (or comparable law or regulation) of the USFDA. During the Term, Kazia and its Affiliates shall use Commercially Reasonable Efforts to avoid using in any capacity, in connection with the Research or Development of any Licensed Product or Product, or the Manufacture or Commercialization of any Product, any Person who to Kazia’s Knowledge has been debarred pursuant to Section 306 (or comparable law or regulation) of the USFDA, or who, to Kazia’s Knowledge, is the subject of a conviction described in such section. Kazia agrees to inform Evotec in writing if it or any Person who is performing services hereunder is debarred or is the subject of a conviction described in Section 306 (or comparable law or regulation), or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to Kazia’s knowledge, is threatened, relating to the debarment or conviction of Kazia or any Person used in any capacity by Kazia or any of its Affiliates in connection with the Research or Development of any Licensed Product or Product, or the Manufacture or Commercialization of any Product.

12.4    Warranty Disclaimer. TO THE EXTENT PERMITTED BY LAW, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO ANY KNOW-HOW, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND EACH PARTY HEREBY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT. WITHOUT LIMITING THE FOREGOING AND EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, EVOTEC MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND WITH RESPECT TO (A) OWNERSHIP OF INTELLECTUAL PROPERTY RELATED TO COMPOUNDS, OR PRODUCTS, OR (B) NONINFRINGEMENT OR MISAPPROPRIATION OF ANY THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

13.    INDEMNIFICATION; INSURANCE

13.1    [***]

13.2    [***]

13.3    [***]

13.4    Insurance. Not later than thirty (30) days before the date on which Kazia or any Affiliate, Sublicensee or Distributor of Kazia shall, on a commercial basis, Commercialize or Manufacture any Products, and at all times thereafter until the expiration of (a) all applicable statutes of limitation pertaining to any such Commercialization or Manufacture of any Products or (b) where the applicable statute of limitation is unknown, five (5) years following the expiration or termination of this Agreement, Kazia shall, at its expense, with respect to Products, obtain and maintain in full force and effect, comprehensive general liability insurance, with a minimum coverage of [***] per occurrence and [***] annual aggregate. Such commercial general liability insurance shall provide: (a) product liability coverage and (b) broad form contractual liability coverage for Kazia’s indemnification obligations under this Agreement. Kazia shall provide Evotec with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance and shall obtain replacement insurance providing comparable coverage within such fifteen (15) day period.

13.5    [***]

13.6    Personal Injury. Nothing in this Agreement operates to exclude or restrict a Party’s liability for (a) its gross negligence, intentional misconduct or fraud, or (b) for personal injury or death.

14.    MISCELLANEOUS

14.1    Notices. All notices and communications shall be in writing and delivered by email to the email address below or personally or by internationally-recognized express courier providing evidence of delivery or mailed via certified mail, return receipt requested, addressed as follows, or to such other address as may be designated from time to time:

If to Evotec:	Evotec (France) SAS
195 route d’Espagne
31036 Toulouse Cedex
France
Attention: General Counsel
[***]

If to Kazia:	Kazia Therapeutics Limited
L24, 300 Barangaroo Avenue
Sydney, NSW 2000
Australia
Attn: Chief Executive Officer
[***]

With a copy to:	K&L Gates
L25, 525 Collins Street
Melbourne, VIC 3000
Australia
[***]

Except as otherwise expressly provided in this Agreement or mutually agreed by the Parties in writing, any notice, communication or document (excluding payment) required to be given or made shall be deemed given or made and effective upon actual receipt or, if earlier, (a) three (3) Business Days after deposit with an internationally-recognized express courier with charges prepaid, (b) seven (7) Business Days after mailed by certified, registered or regular mail, postage prepaid, or (c) if sent by email, two (2) hours after the time the email is sent to the recipient’s email address, as recorded on the sender’s email system, unless the sender receives within that time period, an automatic notification (other than an out of office message) indicating that the email has not been delivered, in each case addressed to a Party at its address stated above or to such other address as such Party may designate by written notice given in accordance with this Section 14.1.

14.2    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of New York State, United States of America, without regard to the application of principles of conflicts of law.

14.3    Dispute Resolution.

14.3.1    Referral of Disputes. In the event of any dispute between the Parties arising out of or in connection with this Agreement (“Dispute”), either Party may, provide a written notice (“Dispute Notice”) to the other which sets out the nature of the Dispute and the relief or remedy that the Party seeks.

14.3.2    Negotiation by Parties’ Senior Executives. During the period thirty (30) days after delivery of the Dispute Notice, or any longer period agreed in writing by the Parties (“Initial Period”), the senior executives of each Party must use their reasonable endeavours and act in good faith to resolve the Dispute by discussion and negotiation.

14.3.3    Referral to Arbitration. If the Dispute is not resolved within the Initial Period, then the Dispute must be resolved by arbitration administered by the American Arbitration Association in accordance with the Commercial Arbitration Rules which are operating at the time the Dispute is referred to arbitration. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

14.3.4    Conduct of Arbitration. The arbitration shall be conducted by a single arbitrator mutually agreed by the Parties within thirty (30) days after initiation of arbitration. If the Parties are unable or fail to agree upon the arbitrator, the arbitrator shall be appointed by the American Arbitration Association. The seat of arbitration must be New York State and the language of arbitration must be English.

14.3.5    Other Proceedings. Subject to Section 14.3.7, no Party may commence any judicial proceedings in relation to the Dispute unless those proceedings are commenced for the purpose of enforcing this Section 14.3 or to seek interlocutory relief during the Initial Period.

14.3.6    Costs. The “prevailing” Party, as determined by the arbitrator, shall be entitled to its share of reasonable attorney fees associated with the arbitration.    If the arbitrator determines that, given the scope of the arbitration, neither Party “prevailed”, the arbitrator shall order that the Parties (a) share equally the arbitrators’ fees and any administrative fees of arbitration, and (b) bear their own attorneys’ fees and associated costs and expenses.

14.3.7    Intellectual Property Disputes. Notwithstanding anything to the contrary, any and all issues regarding the scope, inventorship, construction, validity, enforceability or ownership of any Patent Rights hereunder shall be determined in a court of competent jurisdiction under the local patent laws of the jurisdictions having issued the Patent Rights in question.

14.3.8    Jurisdiction. Subject to this Section 14.3, the Parties submit to the exclusive jurisdiction of the courts of New York State, United States of America, in respect of any dispute, controversy or claim arising out of or relating to this Agreement, including the existence, negotiation, validity, formation, interpretation, breach, performance or application of this Agreement.

14.4    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns.

14.5    Headings. Section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement.

14.6    Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and both of which, together, shall constitute a single agreement.

14.7    Amendment; Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms of this Agreement may be waived, only by a written instrument executed by each Party or, in the case of waiver, by the Party or Parties waiving compliance. The delay or failure of either Party at any time or times to require performance of any provisions shall in no manner affect the rights at a later time to enforce the same. No waiver by either Party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

14.8    No Partnership. Nothing in this Agreement shall be construed (a) to create or imply a general partnership between the Parties, (b) to make either Party the agent of the other for any purpose, (c) to alter, amend, supersede or vitiate any other arrangements between the Parties with respect to any subject matters not covered hereunder, (d) to give either Party the right to bind the other, (e) to create any duties or obligations between the Parties except as expressly set forth herein, or (f) to grant any direct or implied licenses or any other right other than as expressly set forth herein.

14.9    Assignment and Successors. Neither this Agreement nor any obligation of a Party hereunder may be assigned by either Party without the consent of the other which shall not be unreasonably withheld, except that each Party may assign this Agreement and the rights, obligations and interests of such Party, (a) in whole or in part, to any of its Affiliates, or (b) in whole, but not in part, to any purchaser of all of its assets or all of its assets to which this Agreement relates or shares representing a majority of its common stock voting rights or to any successor corporation resulting from any merger, consolidation, share exchange or other similar transaction.

14.10    Force Majeure. Neither Kazia nor Evotec shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to a Force Majeure. In event of such Force Majeure, the Party affected shall use reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder.

14.11    Interpretation. The Parties hereto acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to each Party and not in a favor of or against either Party, regardless of which Party was generally responsible for the preparation of this Agreement. In addition, unless a context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders, the word “or” is used in the inclusive sense (and/or) and the word “including” is used without limitation and means “including without limitation”.

14.12    Integration; Severability. This Agreement (including the Exhibits attached hereto) sets forth the entire agreement with respect to the subject matter hereof and thereof and supersedes all other agreements and understandings between the Parties with respect to such subject matter. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the Parties that the remainder of the Agreement shall not be affected. In the event of any conflict or inconsistency between the text of this Agreement and the attached Exhibits, the text of this Agreement shall control.

14.13    Further Assurances. Each of Evotec and Kazia agrees to duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such additional assignments, agreements, documents and instruments, as the other Party may at any time and from time to time reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes of, or to better assure and confirm unto such other Party its rights and remedies under, this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

Executed by Evotec (France) SAS:

/s/ Craig Johnstone	/s/ Christian Dargel
Signature of director	Signature of director or company secretary*
*delete whichever does not apply

Craig Johnstone	Christian Dargel
Name (please print)	Name (please print)

Executed by Kazia Therapeutics, Ltd. ACN 063 259 754 in accordance with section 127(1) of the Corporations Act 2001 (Cth):

/s/ James Garner	/s/ Kate Hill
Signature of director	Signature of director or company secretary*
*delete whichever does not apply

James Garner	Kate Hill Company Secretary
Name (please print)	Name (please print)

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